Exhibit 10.3.2

MONACO COACH CORPORATION

1993 STOCK PLAN

RESTRICTED STOCK UNIT

AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is effective as of (Date) (the “Date of Grant”), between MONACO COACH CORPORATION (hereinafter called the “Company”) and (NAME) (hereinafter called the “Participant”).  Unless otherwise defined herein, the terms defined in the amended and restated 1993 Stock Plan (the “Plan”) will have the same defined meanings in this Agreement.

1.             Award Grant.  The Company hereby awards to Participant (   #  ) Restricted Stock Units under the Plan.  Each Restricted Stock Unit represents a right to receive a Share at the times and subject to the terms and conditions as set forth herein.  Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.             Obligation to Pay.  No Restricted Stock Units will vest hereunder unless and until the Company achieves [either (A) 10% return on equity for the Company’s fiscal year 2007, or (B) an average of 10% return on equity for the Company’s fiscal years from 2007 through 2009 (the “Performance Condition”)], except that if the Company experiences a Change in Control prior to the commencement of the Company’s 2010 fiscal year, then vesting of the Restricted Stock Units will no longer be conditioned upon the achievement of either of the performance objectives set forth in clauses (A) and (B) and the Performance Condition will be deemed to have been satisfied.

Subject to satisfaction of the Performance Condition and any vesting acceleration provisions set forth herein or in the Plan, one hundred percent (100%) of the Restricted Stock Units will vest on the third (3rd) anniversary of the Date of Grant, subject to Participant continuing to be an Employee through such date.  Notwithstanding the vesting schedule in the previous sentence, in the event Participant ceases to be an Employee as the result of Participant’s death, Disability or Retirement, 100% of the Restricted Stock Units will immediately vest in full; provided, however, that if at the time of such termination the Performance Condition has not been satisfied, then the Restricted Stock Units will vest if and to the extent the Performance Condition is thereafter satisfied, which will be settled at the time such condition is satisfied (that is, the Award will be settled in the calendar year in which the Company is first able to determine whether and to what extent the Performance Condition has been satisfied).  In addition, if within twelve (12) months of a Change in Control (i) the Company (or the Affiliate employing Participant) terminates Participant as an Employee without Cause, or (ii) Participant resigns as an Employee for Good Reason, then 100% of the Restricted Stock Units will immediately vest in full.  Subject to the foregoing provisions of this paragraph and the provisions of the Plan, in the event Participant ceases to be an Employee for any or no reason before Participant vests in the right to receive the Shares to be issued pursuant to the Restricted Stock Unit or it becomes no longer possible to satisfy the Performance Condition, the Restricted Stock Units and Participant’s right to receive any Shares with respect thereto will immediately terminate.

For purposes of this Section 2, “Cause” is defined as (i) an act of dishonesty made by Participant in connection with Participant’s responsibilities as an Employee, (ii) Participant’s conviction of, or plea of nolo contendere to, a felony, (iii) Participant’s gross misconduct, or (iv) Participant’s continued substantial violations of his employment duties after Participant has received a demand for performance from the Company.

For purposes of this Section 2, “Change in Control” is defined as:

(i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting; or

(ii)       A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition; or

(iii)      A change in the composition of the Company’s Board of Directors (the “Board”) occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)      The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For purposes of this Section 2, “Return on Equity” is defined as pre management-bonus earnings before interest, tax, depreciation and amortization divided by beginning equity.

For purposes of this Section 2, “Good Reason” is defined as (i) a significant reduction of Participant’s duties, position or responsibilities, or the removal of Participant from such position and responsibilities, unless Participant is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and compensation); provided, however, that a reduction in duties, position or responsibilities solely by virtue of a Change in Control shall not constitute “Good Reason”, (ii) the reduction of Participant’s aggregate base salary and target bonus opportunity (“Base Compensation”) below Participant’s Base Compensation immediately prior to such reduction, unless the Company also similarly reduces the Base Compensation of all other similarly situated employees of the Company (and its successor) or (iii) a relocation of Participant’s principal place of employment by more than fifty (50) miles.

3.             Payment after Vesting.  Any Restricted Stock Units that vest in accordance with Section 2 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares as soon as administratively practicable after vesting, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 8.  The Participant will not be required to make any additional monetary payment (other than applicable tax withholding, if any) upon settlement of the Award.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as an Employee (provided that such termination is a “ separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (i) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as an Employee, and (ii) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as an Employee, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as an Employee, unless the Participant dies following his or her termination as an Employee, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

4.             Payments after Death.  Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5.             Rights as Stockholder.  Except as set forth in Section 4, neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

6.             Dividend Equivalent Rights.  In the event cash dividends are paid with respect to Common Stock on and after the Date of Grant and before the settlement of the Award pursuant to Section 3, on the date this Award is settled upon vesting of Restricted Stock Units pursuant to Section 3, Participant will also receive an amount of cash equal to the per Share amount of cash dividends so paid on or after the Date of Grant and before settlement multiplied by the number of Shares actually deliverable upon settlement of this Award.

7.             Effect on Employment.  Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section 2 hereof is earned only by Participant continuing to be an Employee through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder).  Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be an Employee for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing Participant) to terminate Participant as an Employee at any time, with or without cause.

8.             Tax Withholding.  The Company will withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld with respect to any income, employment and other taxes which the Company determines must be withheld with respect to such Shares issuable with respect to this Award.  Only whole Shares will be withheld to satisfy any tax withholding obligations pursuant to this Section 8.  At the discretion of the Company, the Company will either (i) round down the number of Shares so withheld and Participant will pay to the Company an amount in cash sufficient to satisfy the remaining tax withholding due and payable as a result of the Company not retaining fractional Shares, or (ii) the number of Shares withheld will be rounded up to the nearest whole Share, with a cash refund to Participant for any value of the Shares withheld in excess of the tax obligation (pursuant to such procedures as the Company may specify from time to time).  Should the Company round down the number of Shares withheld and is unable to procure the additional cash amounts from Participant, Participant agrees and acknowledges that Participant is giving the Company permission to withhold from Participant’s paycheck(s) or other compensation or remuneration an amount equal to the remaining tax withholding due and payable as a result of the Company not retaining fractional Shares.  By accepting this Award, Participant expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this Section 8.

9.             Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

10.           Restrictions on Sale of Securities.  Subject to Section 9, the Shares issued as payment for vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt.  However, Participant’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

11.           Successors.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.           Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of it Secretary at Monaco Coach Corporation, 91320 Coburg Industrial Way, Coburg, Oregon 97408, or at such other address as the Company may hereafter designate in writing.

13.           Transferability.  Except to the limited extent provided in Section 4, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way

(whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14.           Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

15.           Administrator Authority.  The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.           Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.           Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.           Entire Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

20.           Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award of Restricted Stock Units.

21.           Amendment, Suspension or Termination of the Plan.  By accepting this Award, the Participant expressly warrants that he or she has received a right to acquire Shares under the Plan, and has received, read and understood a description of the Plan.  The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

22.           Governing Law.  This Agreement shall be governed by the laws of the State of Oregon, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the courts of Lane County, Oregon, or the federal courts for the United States located in or around Lane County, Oregon, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date and year indicated above.

MONACO COACH CORPORATION

By:
Kay L. Toolson, Chairman and
Chief Executive Officer

ACCEPTED:
Participant

PRINT NAME:

DATE: